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                                  EXHIBT 10.16

                              CONSULTING AGREEMENT

                  This Consulting Agreement ("Agreement") is effective as of February 1, 2003 ("Effective Date"), by and between Robert L. Hibbard, ("Consultant") and Sorrento Networks Corporation, 9990 Mesa Rim Road, San Diego, CA ("Company").

                                    RECITALS:

         WHEREAS, Consultant is currently a director of Company and Chairman of the Compensation Committee;

         WHEREAS, Consultant currently performs consulting services for the Company;

         WHEREAS, Company has placed substantially increased demands upon Consultant's available time for a wide variety of services, including the establishment and implementation of an equity incentive plan, assistance in Company's capital restructure, litigation support, intellectual property protection and other matters;

         WHEREAS, Company desires that Consultant commit to make available to Company at least 20 hours per week at the rates specified in this Agreement; and

         WHEREAS, Company and Consultant wish to enter this Agreement evidence each parties rights and obligations with respect to consulting services.

                  NOW, THEREFORE, the parties agree as follows:

         1. Agreement to Act as Consultant. Consultant agrees to make available to Company not less than 20 hours per week during the term of this Agreement to provide assistance to Company on matters as may be agreed from time to time between Company's Chief Executive Officer ("CEO") and Consultant.

         2. Duties. Consultant's duties under this Agreement shall consist of providing advice and counsel to Company's CEO or his designee, as requested by Company's CEO or his designee during the term of this Agreement. Consultant shall be responsible for providing his own office, supplies and clerical support necessary for the performance of his duties; however, Company shall reimburse Consultant for any out-of-pocket expenses incurred by Consultant with the prior consent of Company in furtherance of the performance of his duties hereunder.

         3. Cash Retainer. Commencing March 1, 2003, Company shall pay to Consultant 6 monthly installments of $20,000.00 per month. The subsequent 5 payments shall be made on the first of each month thereafter.

         4. Payment for Services. Services performed by Consultant shall be paid at a rate of $175.00 per hour. Payments for services shall be made upon receipt of Consultant's invoice. Services shall be performed at the Company's request; there is no commitment by the Company as to the number of hours of services to be requested.




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         5. Term and Termination. This Agreement shall become effective on the
Effective Date and shall remain in effect for a period of 12 months; it being understood that Company's fixed payment obligations shall be for 6 months only, in accordance with the provisions of Article 3 hereof. Upon receipt by Consultant of all 6 payments referenced in Article 3, this Agreement may be terminated by either party, with or without cause, upon 5 days written notice to the other. In the event of such termination by Company, neither party shall have any obligations or liability to the other, including the retention obligations under Article 3.

         6. Confidential and Proprietary Information. Consultant acknowledges that in the course of his activities pursuant to this Agreement he may receive non-public information related to the products, technologies, procedures, customers, sales, prices, contracts, strategies, operations, and the like. Consultant agrees not disclose or divulge to anyone that is not an employee of Company or any subsidiary thereof at the time of such disclosure, any non-public information of Company or any of its subsidiaries or any Trade Secret as that term is defined by the Uniform Trade Secrets Act (California Civil Code section 3426 et seq. ("UTSA")), including but not limited to any information relating to Company's (or any subsidiary thereof) patents or patent applications, formulae or processes, customer relationships, sales strategies, forecasts, business marketing or sales plans. This paragraph is intended to be interpreted as broadly as possible under applicable law, and is intended to supplement, not restrict or limit, any rights Company or any subsidiary thereof may already have under the UTSA, or any prior agreements signed by Consultant in connection with his employment by, or separation from, Company, or any predecessor, or subsidiary thereof. This term is intended by the parties to survive the termination of other obligations of the parties pursuant to this Agreement.

         7. Liability and Indemnity. Consultant's total liability relating to this Agreement shall in no event exceed the cash compensation Consultant receives hereunder for the portion of the work giving rise to liability, or include any special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). As Consultant is performing the Services solely for the benefit of Company, Company will indemnify Consultant against all costs, fees, expenses, damages and liabilities (including all attorneys' fees and other defense costs) associated with any third party claim, relating to or arising as a result of the services performed hereunder or this Agreement. The provisions of this Article are intended to apply in all circumstances, regardless of the grounds or nature of any claim asserted (including contract, statute, any form of negligence, whether of Company, Consultant, or others, tort, strict liability or otherwise) and whether or not the party seeking indemnification was advised of the possibility of the damage or loss asserted, to the extent not contrary to applicable law. Any action against Consultant must be brought within 6 months after the cause of action arises.

         8. Resolution of Disputes. Any and all disputes or claims that may arise between Consultant and Company, or any employee or subsidiary thereof, concerning the application, interpretation or enforcement of this Agreement (but excluding claims under the UTSA) must be resolved by binding arbitration before a single arbitrator, to be held in San Diego. Such arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Any party may petition any court having jurisdiction for an order enforcing any arbitration award pursuant to this paragraph. Following any arbitration or other proceeding pursuant to this paragraph, the court or arbitrator shall have the authority to award the party it determines to be the prevailing party its costs and reasonable attorneys' fees incurred in connection with the proceeding.

         9. Severability. Should any arbitrator, court or other body determine that a term of this Agreement is unenforceable, then that term shall be deemed to be deleted. However, the




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validity and enforceability of the remaining terms shall not be affected by the deletion of the unenforceable term.

         10. Modification. This Agreement may be modified only by a writing signed by Consultant and by a duly authorized officer of Company.

         11. Approval. The obligations of Company and Consultant under this Agreement are subject to Company obtaining the approval of Company's board of directors.

         12. Entire Agreement. This Agreement contains the entire agreement between Consultant and Company with respect to the subject matters covered herein, and supersedes all of the parties' rights and obligations under prior agreements concerning the same subject matter. The parties agree that they have no other agreements, expressed or implied, on these subjects, except as expressly referenced herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date stated above.

CONSULTANT                          SORRENTO NETWORKS CORPORATION

By:  __________________________     By:  _______________________________
         Robert L. Hibbard                  Phillip W. Arneson
                                            Chairman, CEO & President


                                    By:  _______________________________
                                            Joe Armstrong
                                            Chief Financial Officer